Exhibit 10.1

LICENCE AGREEMENT

between

INNOVATIVE EYEWEAR, INC

and

LUCYD LTD.

CONTENTS

CLAUSE

1.	Interpretation	3
2.	Grant	3
3.	Title, goodwill and registrations	3
4.	Confidentiality	4
5.	Recordal of licence	4
6.	Payment	4
7.	Protection of the Intellectual Property	4
8.	Liability, indemnity and insurance	5
9.	Additional Licensee obligations	6
10.	Sub-licensing	6
11.	Assignment and other dealings	6
12.	Duration and termination	7
13.	Consequences of termination	7
14.	Further assurance	8
15.	Waiver	8
16.	Entire agreement	8
17.	Variation	8
18.	Severance	8
19.	Counterparts	9
20.	Third party rights	9
21.	No partnership or agency	9
22.	Force majeure	9
23.	Notices	9
24.	Inadequacy of damages
25.	Multi-tiered dispute resolution procedure
26.	Governing law	10
27.	Jurisdiction	10

This agreement is dated 1st April 2020

PARTIES

(1)	INNOVATIVE EYEWEAR, INC a company whose registered office is at 12000 Biscayne Blvd, Suite 216, North Miami, FL 33181 (Licensee)

(2)	LUCYD LTD. a company incorporated and registered in England with company number 09522087 whose registered office is at Acre House, 11-15 William Road, London, England, NW1 3ER (Licensor)

BACKGROUND

(A)	The Licensor is the owner of the Intellectual Property and Assets (each as defined below).
(B)	The Licensee wishes to have an exclusive worldwide licence to use the Intellectual Property and to receive the Assets, and the Licensor is willing to grant to the Licensee an exclusive licence to use the Intellectual Property and Assets on the terms and conditions set out in this agreement.

Agreed terms

1.	Interpretation

The following definitions and rules of interpretation apply in this agreement.

1.1	Definitions:

Assets: means the assets set out in the Appendix.

Business Day: a day other than a Saturday, Sunday or public holiday in England or the United States, when banks are open for business.

Effective Date: 1st April 2020.

Group: in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Intellectual Property: all patents, rights to inventions, utility models, copyright and related rights, trade marks, service marks, trade, business and domain names (including URLs), rights in trade dress or get-up, unfair competition rights, rights in designs and logos, rights in computer software, database rights, semi-conductor topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world which is to include the assets in the Appendix.

VAT: value added tax or any equivalent tax chargeable in the UK or elsewhere.

2.	Grant
2.1	The Licensor hereby grants to the Licensee an exclusive worldwide licence to use the Intellectual Property and to receive the Assets.
2.2	The Licensor undertakes not to utilise the Intellectual Property and the Assets nor to grant others the right to do so.

3.	Title, goodwill and registrations
3.1	The Licensee acknowledges that the Licensor is the proprietor of the Intellectual Property and the Assets.

3.2	Any goodwill derived from the use by the Licensee of the Intellectual Property or Assets shall accrue to the Licensor. The Licensor may, at any time, call for a document confirming the assignment of that goodwill and the Licensee shall immediately execute it.
3.3	The Licensee shall not do, or omit to do, or permit to be done, any act that will or may intentionally weaken, damage or be detrimental to the Intellectual Property, the Assets or the reputation or goodwill associated with the Intellectual Property, the Assets or the Licensor.
3.4	The Licensor shall at the Licensee’s expense take all commercially reasonable steps to maintain and protect the Intellectual Property and the Assets.

4.	Confidentiality
4.1	Each party undertakes that it shall not at any time during this agreement, and for a period of five years after expiry or termination of this agreement, disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other party or of any member of the group of companies to which the other party belongs, nor any of the terms of this agreement.
4.2	Each party may disclose the other party’s confidential information:
(a)	to its employees, officers, representatives or advisers who need to know such information for the purposes of exercising the party’s rights or carrying out its obligations under or in connection with this agreement. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party’s confidential information comply with this clause; and
(b)	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority.
4.3	No party shall use any other party’s confidential information for any purpose other than to exercise its rights or perform its obligations under or in connection with this agreement.

5.	Recordal of licence
5.1	To the extent appropriate the Licensee shall, at its own cost and as soon as reasonably practicable, record the licence granted to it in clause 2 in the relevant registries.
5.2	The Licensor shall provide reasonable assistance, at the Licensee’s cost, to enable the Licensee to comply with clause 5.1.

6.	Payment

On the date of execution of this Agreement the Licensee shall pay to the Licensor the sum of £1 which is the fully paid up license fee for the life of the licensed properties.

7.	Protection of the Intellectual Property
7.1	The Licensee shall immediately notify the Licensor in writing giving full particulars, if any of the following matters come to its attention:
(a)	any actual, suspected or threatened infringement of the Intellectual Property;
(b)	any actual or threatened claim that any part of the Intellectual Property is invalid;
(c)	any actual or threatened opposition to any part of the Intellectual Property;
(d)	any claim made or threatened that use of the Intellectual Property infringes the rights of any third party;

(e)	any person applies for, or is granted, a registered trade mark by reason of which that person may be, or has been, granted rights which conflict with any of the rights granted to the Licensee under this agreement; or
(f)	any other form of attack, charge or claim to which any part of the Intellectual Property may be subject;

and shall not make any admissions relating to these matters, other than to the Licensor, and shall provide the Licensor with all assistance that it may reasonably require in the conduct of any claims or proceedings.

7.2	In respect of any of the matters listed in clause 7.1, the Licensor shall (subject to the Licensee’s right under section 30(3) of the Trade Marks Act 1994):
(a)	decide what action if any to take;
(b)	have exclusive control over, and conduct of, all claims and proceedings.
7.3	the Licensor shall bear the cost of any proceedings relating to any of the matters listed in clause 7.1 and shall be entitled to retain all sums that it recovers in any action for its own account.
7.4	If any third party infringement of the Intellectual Property interferes materially in the Licensee’s business in any part of the Intellectual Property, subject to receiving advice from experienced intellectual property counsel that infringement proceedings stand a reasonable chance of success, the Licensee may commence proceedings and may require the Licensor to lend its name to such proceedings and provide reasonable assistance, subject to the Licensee giving the Licensor an indemnity in respect of all costs, damages and expenses that it may incur, including an award of costs against it, directly resulting from the Licensor’s involvement in such proceedings.
7.5	Nothing in this agreement shall constitute any representation or warranty that:
(a)	any registration comprised in the Intellectual Property is valid;
(b)	any application comprised in any part of the Intellectual Property shall proceed to grant or, if granted, shall be valid; or
(c)	the exercise by the Licensee of rights granted under this agreement will not infringe the rights of any person.

8.	Liability, indemnity and insurance
8.1	To the fullest extent permitted by law, the Licensor shall not be liable to the Licensee for any costs, expenses, loss or damage (whether direct, indirect or consequential, and whether economic or other) arising from the Licensee’s exercise of the rights granted to it under this agreement.
8.2	The Licensee shall indemnify the Licensor against all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the Licensor arising out of or in connection with:
(a)	the Licensee’s exercise of its rights granted under this agreement, including any claim made against the Licensor for actual or alleged infringement of a third party’s intellectual property rights arising out of or in connection therewith;
(b)	the Licensee’s breach or negligent performance or non-performance of this agreement; or
(c)	the enforcement of this agreement.
8.3	This indemnity shall apply whether or not the Licensor has been negligent or at fault.
8.4	Nothing in this clause shall restrict or limit the Licensor’s general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under this indemnity.
8.5	Nothing in this agreement shall have the effect of excluding or limiting any liability for death or personal injury caused by negligence.

9.	Additional Licensee obligations
9.1	The Licensee shall:
(a)	ensure that all products using the Intellectual Property are safe for the use for which they were intended;
(b)	obtain at its own expense all licences, permits and consents necessary for utilising the Intellectual Property;
(c)	perform its obligations in connection with the Intellectual Property with all due skill, care and diligence including good industry practice;
(d)	only make use of the Intellectual Property for the purposes authorised in this agreement; and
(e)	comply with all regulations and practices in force or use to safeguard the Licensor’s rights in the Intellectual Property and Assets.
9.2	The Licensee shall not, nor directly or indirectly assist any other person to:
(a)	use the Intellectual Property or Assets except as permitted under this agreement; or
(b)	do or omit to do anything to diminish the rights of the Licensor in the Intellectual Property and Assets.
9.3	The Licensee acknowledges and agrees that the exercise of the licence granted to the Licensee under this agreement is subject to all applicable laws, enactments, regulations and other similar instruments and the Licensee understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.

10.	Sub-licensing

The Licensee shall have the right to grant to any person a sub-licence of any of its rights under this agreement provided that:

(a)	the Licensee shall ensure that the terms of any sub-licence are in writing and are substantially the same as the terms of this agreement but may contain a subset of the licensed property rights e.g., just the logo, or just a specific patent (except that the sub- licensee shall not have the right to sub-license its rights) and the Licensee shall provide the Licensor with a copy of the sub-licence on request;
(b)	all sub-licences granted shall terminate automatically on termination or expiry of this agreement;
(c)	the Licensee shall be liable for all acts and omissions of any sub-licensee and shall indemnify the Licensor against all costs, expenses, claims, loss or damage incurred or suffered by the Licensor, or for which the Licensor may become liable, (whether direct, indirect or consequential and including any economic loss or other loss of profits, business or goodwill) arising out of any act or omission of any sub-licensee; and
(d)	any sub-licensee shall first enter into a supplemental agreement direct with the Licensor in a form satisfactory to the Licensor.

11.	Assignment and other dealings
11.1	Without prejudice to other terms set out in this agreement, the Licensee shall not assign, transfer, mortgage, charge, subcontract, sub-license, declare a trust over, or deal in any other manner with any or all of its rights under this agreement without the prior written consent of the Licensor (such consent not to be unreasonably withheld or delayed).

11.2	The Licensor may at any time assign, mortgage, charge, declare a trust over or deal in any other manner with any or all of its rights under this agreement, provided that it gives prior written notice of such dealing to the Licensee.
11.3	The Licensor may subcontract or delegate in any manner any or all of its obligations under this agreement to any third party, provided that it gives prior written notice of such subcontract or delegation to the Licensee.

12.	Duration and termination
12.1	This agreement shall commence on the Effective Date and shall continue in perpetuity, unless terminated earlier in accordance with clause 16
12.2	Without affecting any other right or remedy available to it, the Licensor may terminate this agreement with immediate effect by giving written notice to the Licensee if:
(a)	the Licensee fails to pay any amount due under this agreement on the due date for payment and remains in default not less than 10 days after being notified in writing to make such payment;
(b)	the Licensee commits a material breach of any term of this agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of 90 days after being notified in writing to do so;
(c)	the Licensee suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or (being a company or limited liability partnership) is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (IA 1986) as if the words “it is proved to the satisfaction of the court” did not appear in sections 123(1)(e) or 123(2) of the IA 1986;
(d)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the Licensee (being a company);
(e)	an application is made to court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given, or if an administrator is appointed over the Licensee (being a company);
(f)	the holder of a qualifying floating charge over the assets of the Licensee (being a company) has become entitled to appoint or has appointed an administrative receiver;
(g)	a person becomes entitled to appoint a receiver over all or any of the assets of the Licensee or a receiver is appointed over all or any of the assets of the Licensee;
(h)	a creditor or encumbrancer of the Licensee attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of its assets and such attachment or process is not discharged within 14 days; or
(i)	the Licensee suspends or ceases, or threatens to suspend or cease, carrying on its business.

13.	Consequences of termination
13.1	On expiry or termination of this agreement for any reason and subject to any express provisions set out elsewhere in this agreement:
(a)	all outstanding sums payable by the Licensee to the Licensor shall immediately become due and payable;
(b)	all rights and licences granted pursuant to this agreement shall cease;
(c)	the Licensee shall cease all use of the Intellectual Property save as set out in this clause;

(d)	the Licensee shall cooperate with the Licensor in the cancellation of any licences registered pursuant to this agreement and shall execute such documents and do all acts and things as may be necessary to effect such cancellation; and
(e)	the Licensee shall return promptly to the Licensor at the Licensee’s expense all records and copies of promotional material in its possession relating to the Intellectual Property, and of any information of a confidential nature communicated to it by the Licensor, either preparatory to, or as a result of, this agreement to the extent such material remains confidential.
13.2	Any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this agreement shall remain in full force and effect.
13.3	Termination or expiry of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination or expiry.

14.	Further assurance

At its own expense each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

15.	Waiver

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

16.	Entire agreement
16.1	This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.
16.2	Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

17.	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

18.	Severance
18.1	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.
18.2	If any provision or part-provision of this agreement is deemed deleted under Clause 28.1 the parties shall negotiate in good faith to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

19.	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

20.	Third party rights

Unless it expressly states otherwise, this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

21.	No partnership or agency
21.1	Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.
21.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

22.	Force majeure

Neither party shall be in breach of this agreement nor liable for delay in performing, or failure to perform, any of its obligations under this agreement if such delay or failure result from events, circumstances or causes beyond its reasonable control. In such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed. If the period of delay or non-performance continues for 3 weeks, the party not affected may terminate this agreement by giving 10 days’ written notice to the affected party.

23.	Notices
23.1	Any notice or other communication given to a party under or in connection with this agreement shall be in writing and shall be:
(a)	delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case); or
(b)	sent by email to the main contacts email address.
23.2	Any notice or communication shall be deemed to have been received:
(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address; and
(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service; and
(c)	if sent by email, at the time of transmission, or, if this time falls outside business hours in the place of receipt, when business hours resume. In this clause (23.2(c)), business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.
23.3	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

24.	Governing law

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

25.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

SIGNATURES

Signed by Harrison Gross for and on behalf of
INNOVATIVE EYEWEAR INC.
/s/ Harrison Gross
Director

Signed by Max Inglis
for and on behalf of LUCYD LTD.	/s/ Max Inglis
Director

APPENDIX

The specific Intellectual Property and Assets to be transferred include:

1.	IP to include all patents, patent applications and any continuations of such.
2.	Trademarks
3.	Collateral material, artwork, subscriber lists, eyeglass model shots and frame shots and renders and 3d models, etc.
4.	Logos e.g., Lucyd word mar, Lucyd Hexagon, Upgrade your eyewear slogan and the Vyrb pending application
5.	Software
6.	Shopify, Walmart and Amazon sites
7.	Relevant website urls e.g., Lucyd.co, Lucyd.net, Lucyd.eu
8.	Supply and endorsement agreements e.g., Boston Ocular Group LLC, Richard Sherman endorsement deal, etc.
9.	eShop, third party reseller channels such as Amazon, Walmart and EBay and all associated revenues from such channels beginning 1[s] April 2020 onward
10.	All current inventory. The total approximate value of the inventory (at cost) is $40,000.
11.	All social media accounts e.g, twitter, facebook & instagram under the Lucyd name
12.	Contracts with Eye Health Advisers e.g., Dr’s Trattler and Clement
13.	Advertising material and trade show displays, brochures and related materials